WERNER ENTERPRISES, INC.
                           14507 Frontier Road
                             P. O. Box 45308
                         Omaha, Nebraska  68145




FOR IMMEDIATE RELEASE                  Contact: Robert E. Synowicki, Jr.
---------------------                       Executive Vice President and
                                                 Chief Operating Officer
                                                          (402) 894-3000

                                                          John J. Steele
                                           Vice President, Treasurer and
                                                 Chief Financial Officer
                                                          (402) 894-3000


WERNER ENTERPRISES REPORTS RECORD FIRST QUARTER 1999  OPERATING REVENUES
                              AND EARNINGS



Omaha, Nebraska, April 15, 1999:
-------------------------------
     Werner Enterprises, Inc. (Werner), one of the nation's five largest truckload transportation companies, today reported record operating revenues and earnings for the first quarter ended March 31, 1999. Operating revenues for first quarter 1999 increased 21% to $241.0 million compared to $199.7 million in the first quarter of 1998. Net income for first quarter 1999 increased 16% to $12.6 million compared to $10.9 million in the first quarter of 1998. Earnings per share increased 17% from $.23 per share to $.27 per share.

       "Continued strong fleet growth and solid demand from our diversified customer base produced these record results," said Chairman and Chief Executive Officer Clarence L. Werner. "We improved our driver recruiting by adding 400 tractors over the past three months and 1,050 tractors over the last year. Our fleet growth in first quarter 1999 was over 160% of our fleet growth in first quarter 1998. We are significantly ahead of pace for our goal of adding 900 tractors in 1999. If demand for our services remains strong and our driver recruiting success continues, we may exceed our truck growth goal for 1999. We are also ahead of pace to reach our goal of generating a billion dollars of revenue in 1999."


                                       INCOME STATEMENT DATA
                                            (Unaudited)
                                           (In thousands)

                             Quarter       % of       Quarter       % of
                              Ended      Operating     Ended      Operating
                             3/31/99     Revenues     3/31/98     Revenues
                           ----------   ----------   ----------   ----------
Operating revenues           $240,980        100.0     $199,707        100.0
                           ----------   ----------   ----------   ----------
Operating expenses:
   Salaries, wages and
     benefits                  89,321         37.1       74,303         37.2
   Fuel                        14,008          5.8       14,698          7.4
   Supplies and maintenance    20,138          8.3       17,509          8.8
   Taxes and licenses          19,766          8.2       15,852          7.9
   Insurance and claims         9,390          3.9        6,645          3.3
   Depreciation                23,535          9.8       19,459          9.7
   Rent and purchased
     transportation            42,327         17.6       33,377         16.7
   Communications and
     utilities                  3,099          1.3        2,559          1.3
   Other                       (1,847)        (0.8)      (2,838)        (1.4)
                           ----------   ----------   ----------   ----------
  Total operating expenses    219,737         91.2      181,564         90.9
                           ----------   ----------   ----------   ----------
Operating income               21,243          8.8       18,143          9.1
                           ----------   ----------   ----------   ----------
Other expense (income):
   Interest expense             1,198          0.5        1,006          0.5
   Interest income               (330)        (0.1)        (420)        (0.2)
   Other                           17          0.0           20          0.0
                           ----------   ----------   ----------   ----------
  Total other expense             885          0.4          606          0.3
                           ----------   ----------   ----------   ----------
Income before income taxes     20,358          8.4       17,537          8.8
Income taxes                    7,736          3.2        6,664          3.4
                           ----------   ----------   ----------   ----------
Net income                   $ 12,622          5.2     $ 10,873          5.4
                           ==========   ==========   ==========   ==========

Diluted shares outstanding     47,570                    48,164
                           ==========                ==========
Diluted earnings per share       $.27                      $.23
                           ==========                ==========

                                   BALANCE SHEET DATA
                                     (In thousands)

                              As of                   As of
                             3/31/99                12/31/98
                           ----------              ----------
Current assets               $154,655                $145,265

Total assets                  817,424                 769,196

Current liabilities           125,191 *                91,907

Long-term debt                100,000                 100,000

Stockholders' equity          452,377                 440,588


* Current liabilities includes $20 million of short-term debt at March
31, 1999.

     Werner Enterprises is a full-service transportation company providing truckload and other transportation services throughout the 48 states, portions of Canada and Mexico. The Company was founded in 1956 by C.L. Werner. Werner is one of the nation's five largest truckload carriers with a fleet of 6,550 trucks and 16,980 trailers.

      Werner Enterprises' common stock is traded on The Nasdaq Stock Market under the symbol WERN. The Werner Enterprises web site address is www.werner.com.
   --------------
      Note: This press release may contain forward-looking statements which are based on information currently available. Actual results could differ materially from those anticipated as a result of a number of factors, including, but not limited to, those discussed in Item 7 of the Company's Annual Report on Form 10-K for the year ended December 31, 1998.